SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549


                               FORM 8-K


                            CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934



 Date of Report (Date of earliest event reported):   February 17, 1999




                    JMB INCOME PROPERTIES, LTD - V
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        (Exact name of registrant as specified in its charter)




     Illinois                   0-8716                  36-2897158
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(State or other)              (Commission          (IRS Employer
 Jurisdiction of             File Number)           Identification No.)
 Organization




         900 N. Michigan Avenue, Chicago, Illinois  60611-1575
         -----------------------------------------------------
                (Address of principal executive office)




  Registrant's telephone number, including area code:  (312) 915-1987
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                     BRISTOL MALL SHOPPING CENTER
                           Bristol, Virginia
                     ----------------------------



ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS. On February 17, 1999, JMB Income Properties, Limited-V (the "Partnership") sold the land, building and related improvements of the Bristol Mall Shopping Center (the "Property"), located in Bristol, Virginia. Bristol Mall, LLC., (the "Purchaser"), an Alabama limited liability company, is not affiliated with the Partnership or its General Partners and the sale price was determined by arm's-length negotiations. The Property is an approximate 488,000 square foot shopping center and, as of the date of the sale, was approximately 87% occupied.

     The purchase price of the Property was $24,577,000. Upon closing, the Partnership received cash of approximately $17,400,000 (net of closing costs but before prorations). The cash received by the Partnership was also net of the repayment of the mortgage loan secured by the Property of approximately $4,100,000 and repayment of the construction loan of approximately $2,800,000. The Property was classified as held for sale as of September 30, 1997 and therefore has not been subject to continued depreciation from such date for financial reporting purposes. The Partnership expects to recognize a gain of approximately $6,100,000 and $7,600,000 for financial reporting and Federal income tax purposes in 1999, respectively. In addition, in connection with the sale of the Property and as is customary in such transactions, the Partnership agreed to certain representations, warranties and covenants with stipulated survival periods which expire at the latest on November 17, 1999. Although it is not expected, the Partnership may ultimately have some liability under such representations, warranties and covenants which are limited to actual damages and shall in no event exceed $880,000 in the aggregate.

     The Partnership Agreement provides that the General Partners shall receive as a distribution from the sale of real property by the Partnership an amount up to 3/4 of 1% of the selling price (approximately $184,000 related to the sale of Bristol Mall) and that the remaining proceeds (net after expenses and retained working capital) be distributed 85% to the Limited Partners and 15% to the General Partners. However, the Limited Partners were to receive 100% of all net sale proceeds until the Limited Partners (i) had received cash distributions of sale or refinancing proceeds in an amount equal to the Limited Partners' aggregate initial capital investment in the Partnership and (ii) had received cumulative cash distributions from the Partnership's operations which, when combined with sale or refinancing proceeds previously distributed, equaled a 7% annual return on the Limited Partners' average capital investment for each year (their initial capital investment as reduced by sale or refinancing proceeds previously distributed) commencing with the fourth fiscal quarter of 1977. The Limited Partners have received cash distributions that satisfy the requirements in (i) and (ii) above. Therefore, the General Partners are entitled to receive 15% of any cash distributions from the proceeds of this sale.

ITEM 7.  FINANCIAL STATEMENT AND EXHIBITS

     (a)  Financial Statements.  Not applicable

     (b)  Proforma financial information - Narrative

     As a result of the sale of the Property, after February 17, 1999 there will be no further rental income, interest income, mortgage and other interest, depreciation, property operating expenses and amortization of deferred expenses for the Property in the consolidated financial statements of the Partnership which for the Partnership's most recent fiscal year (the year ended December 31, 1997) were approximately $3,405,000, $38,000, $465,000, $293,000, $2,078,000 and $9,000, respectively. Rental income, interest income, mortgage and other interest, property operating expenses and amortization of deferred expenses included in the nine months ended September 30, 1998, in the Partnership's consolidated financial statements relating to the Property were approximately $2,748,000, $11,000, $660,000, $1,457,000 and $16,000, respectively. Such operating results reflect the classification of the Property as held for sale as of September 30, 1997 and therefore not subject to continued depreciation as of such date. Additionally, as a result of such sale, there will be no further assets and liabilities related to the Property, which at September 30, 1998 consisted of cash and other current assets of approximately $1,051,000, property held for sale or disposition of approximately $18,606,000, deferred expenses of approximately $183,000, accrued rents receivable of approximately $249,000, current portion of long-term debt, long-term debt and construction loan payable of approximately $7,899,000, other current liabilities of approximately $273,000 and tenant security deposits of approximately $15,000.

     (c)  Exhibits.

          10.1 Letter Agreement between Bristol Mall, L.L.C. and Bristol Mall Associates dated February 16, 1999.

          10.2 Letter Agreement between Bristol Mall, L.L.C. and Bristol Mall Associates dated January 7, 1999.

          10.3 Purchase Agreement between Bristol Mall Associates and Bristol Mall, L.L.C., dated February 17, 1999.


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                              SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                      JMB INCOME PROPERTIES, LTD. - V

                      BY:   JMB Realty Corporation
                            Managing General Partner


                      By:   GAILEN J. HULL
                            Gailen J. Hull
                            Senior Vice President and
                            Principal Accounting Officer



Date:  March 2, 1999